FOR IMMEDIATE RELEASE – February 16, 2016
Telephone: 609-561-9000
Investor Relations and Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

South Jersey Industries Declares Quarterly Dividend

Folsom, NJ - South Jersey Industries’ (NYSE:SJI) board of directors declared its regular dividend of $0.26375 per share for the first quarter of 2016. The dividend is payable April 4, 2016 to shareholders of record at the close of business March 17, 2016. This is SJI’s 65th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 370,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities – including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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